EXHIBIT 10.1

November 19, 2021

Thomas A. Krueger
[address]
[address]
Sent via email

Dear Tom,

We are pleased to offer you the position of Chief Financial Officer (CFO) for Qumu Corporation. In this role, you will report to TJ Kennedy, President & CEO. Below is a summary of information related to this full time offer of employment. This offer is contingent on the successful completion of a background check and reference checks.

Compensation
In this position, you will be paid $300,000 annually per Qumu’s current payroll cycle, subject to regular withholdings. This position is classified as exempt under the Fair Labor and Standards Act.

Target Incentive
You are eligible to participate in the Qumu short-term incentive program, which is a cash incentive (“bonus”) program based upon Qumu’s achievement of specific annual performance goals as determined by the Qumu Compensation Committee. You are eligible for a bonus of 50% of your base salary, at the target level of achievement of the performance objectives defined by the Board. The Board will determine your achievement against the performance objectives following the completion of the calendar year and the CEO will communicate the results to you. You must be employed at the end of the year and as of the payment date to receive a bonus under the short-term incentive program. Based on your start date, your bonus will be prorated for the 2021 calendar year.

All bonuses and incentive compensation are subject to reduction, cancellation, forfeiture, or recoupment by Qumu upon the occurrence of (i) termination of your employment for “Cause” as defined in any agreement between you and Qumu, (ii) violation by you of material Company policies, (iii) your misstatement of financial or other material information about the Company, (iv) fraud or misconduct by you; (v) breach of noncompetition, confidentiality, non-solicitation, noninterference, corporate property protection, or other agreement that may apply to you, or (vi) other conduct by you that the Qumu Compensation Committee determines is detrimental to the business or reputation of the Company or any subsidiary or affiliate, including facts and circumstances discovered after termination of your employment.

Letter Agreement
As an executive of Qumu, Qumu is willing to enter into an agreement with you relating to severance and change in control benefits (the “Letter Agreement”), a copy of which will be sent under a separate cover. Neither this offer letter nor the Letter Agreement is an agreement for a term of employment. Your employment is “at will” and may be terminated by you or by Qumu at any time with or without cause, subject to the benefits of the Letter Agreement. There are no express or implied agreements to the contrary.

Stock Options
You will be granted a stock option for 200,000 shares of Qumu common stock. Options are non-qualified, have an exercise price of the fair market value of our common stock on the date of grant, vest as to 25% of the shares on the first four anniversaries of your start date, and have a term of seven years. The stock option grant will be evidenced by a written agreement. The stock option grant date will be the later of your start date and the first day of the next open trading window. The grant date will be specified in your stock option agreement. If your employment terminates for any reason, you will forfeit the stock option award.

Benefits
Qumu offers Health, Dental, Company sponsored Life and Accidental Death and Dismemberment Insurance, Voluntary Life Insurance, as well as Long and Short-term Disability Insurance. Additional benefits are available as outlined in the Employee Handbook.

You are eligible to participate in Qumu’s benefit plans as of your first date of employment.

401(k) Plan
Qumu offers a 401(k) plan. Employees 21 years of age or older can participate. You may begin making contributions to the 401(k) plan the first of the month following your start date. Employees can elect to defer pretax and/or post-tax contributions from their base compensation and are capped at the IRS annual limit.

You are eligible for the company match beginning with your effective date when you elect to participate in Qumu’s 401(k) plan. The discretionary company match is $.50 of each dollar up to 6%. Based on your deferral percentage during each pay period, the amount of eligible company match is vested immediately and deposited into your account per the guidelines. Employee contributions are always 100% vested.

Personal Time
Qumu understands that our employees are highly committed and work hard to have a positive impact on the success of the Company. Therefore, full-time exempt salaried employees at Qumu do not accrue vacation benefits but are provided with an undefined amount of personal time for vacations “Personal Time” at the sole discretion of the Company as operational conditions permit.

Sick Time
Qumu provides full time employees with a set number of sick days per year. Each full-time employee is eligible to take up to six (6) sick days (48 hours) in a calendar year. Hours are deposited in the employee “Sick Time” account January 1 of each year. Employees hired after February 1 are eligible to use a prorated number of sick hours.

Holidays
Qumu grants twelve (12) paid holidays per year. The holiday and payroll schedules will be provided at on-boarding.

A detailed benefit summary will be provided to you upon enrollment. All benefits are subject to change at any time at the discretion of Qumu. In the event of miscommunication and/or an error occurs, the benefit’s Summary Plan Description will stand.

This offer letter is not an agreement for a term of employment. Qumu is an “at-will” employer. As a Qumu employee, you would be free to resign at any time, just as Qumu would be free to terminate your employment at any time, with or without cause. There will be no express or implied agreements to the contrary.

You confirm that you do not have any type of written or oral non-competition agreement or any other agreement, which would prevent you from accepting or performing services for Qumu Corporation. You agree that you will not use and/or disclose confidential information obtained from previous employers during your employment with Qumu Corporation, unless the information is publicly known, or your previous employer(s) have represented to you that you are entitled to use and/or disclose the information. If you have any type of written or oral non-competition agreement or any other agreement, which is currently in force and effect, you must provide a copy for Qumu Corporation to review. This offer of employment is contingent upon nothing in such agreement(s) prohibiting you from performing the services of the job being offered.

This offer of employment is contingent upon: (1) reference and background checks conducted by Qumu Corp. and considered satisfactory as determined by Qumu Corp. in its sole discretion; (2) signing Qumu’s Nondisclosure Agreement which is enclosed for your review; and (3) providing proof of your eligibility to work in the United States upon your start of employment in accordance with federal law. Your employment start date is expected to be on or around December 6, 2021, upon meeting these contingencies.

We will hold this offer open until the close of business on November 23, 2021. Please let us know of your decision to join Qumu.

This offer letter, whether or not executed, does not constitute a binding agreement. The terms herein represent the conditions under which Qumu is willing to offer you employment, and supersedes any prior representations or agreements, whether written or oral, with respect to our offer of employment to you. The terms of this offer may be modified, amended, or withdrawn by Qumu at any time. Upon signature, you agree to the terms of this offer and agree to abide by the requirements for employment herein. After your acceptance of this offer, Qumu may rescind this offer, and you may revoke your acceptance at any time prior to your start date. In the case of any modifications to the terms of employment hereunder with which you do not agree, your sole recourse is withdrawal of your acceptance, or if after your start date, resignation of your employment.

We are excited to have you as part of our team!

Sincerely,

/s/ Mercy Noah

Mercy Noah
Vice President, Human Capital

I accept the offer of employment with Qumu Corporation under the terms described in this letter. I sign this letter voluntarily and not in reliance on any promises other than those contained in this letter.

/s/ Thomas A. Krueger
Signature

November 23, 2021
Date

Employment Start Date: DECEMBER 6, 2021

Attachment:
Nondisclosure Agreement